SciClone Reports 52% Revenue Growth and a Profit in the Third Quarter of 2008

Guidance on 2008 Cash and Revenue Revised Upwards

FOSTER CITY, CA -- 11/06/2008 -- SciClone Pharmaceuticals, Inc. (NASDAQ: SCLN) today reported results for the third quarter ended September 30, 2008. Among the financial results reported by the biopharmaceutical company, revenue from product sales grew 52% to $14,328,000 over the same period last year, and net income rose to $773,000 or $0.02 per share on a basic and diluted basis, compared with a loss of $3.1 million or $0.07 per share in the third quarter of 2007. The company achieved a positive cash flow of $2,489,000 this last quarter.

"SciClone continued to achieve excellent revenue growth in the third quarter due to continued strong sales of ZADAXIN® to China," said Friedhelm Blobel, Ph.D., President and Chief Executive Officer of SciClone. "Thanks to prudent cash management our cash on hand and from ongoing business operations should be sufficient to fund current business activities for the foreseeable future, although we may continue to report quarterly losses during this period. We believe that our ability to finance our programs, including phase 2 clinical trials of our pipeline compounds and commercialization of additional products in the Chinese market, without diluting shareholder value, is an extraordinary accomplishment for a biopharmaceutical company in today's environment."

Financial Results

For the third quarter of 2008, product revenues from the sale of ZADAXIN increased by 52% to $14,328,000, compared with product revenues of $9,421,000 for the third quarter of 2007. The increase in product revenues for the third quarter of 2008 is primarily attributable to an increase in the quantity of ZADAXIN sold to the People's Republic of China ("China"), which accounted for approximately 95% of total ZADAXIN sales for the quarter.

Research and development expenses for the third quarter of 2008 totaled $4,706,000, compared with $4,793,000 for the third quarter of 2007. Expenses for the quarter were primarily related to clinical trial expenses for our phase 2 trials for RP101 and SCV-07, and the phase 3 clinical trial for HCV. Sales and marketing expenses for the third quarter of 2008 were $4,188,000, compared with $3,805,000 for the third quarter of 2007. The increase in sales and marketing expenses was primarily due to increases in personnel and promotional activities, and conferences and seminars related to our expanding sales and marketing efforts. General and administrative expenses for the third quarter of 2008 were $2,405,000, compared with $2,594,000 for the third quarter of 2007.

Net income for the third quarter of 2008 totaled $773,000, or $0.02 per share on a basic and diluted basis, compared with a loss of $3,055,000, or $0.07 per share, for the third quarter of 2007.

Cash, cash equivalents and short-term investments totaled $24,378,000 at September 30, 2008, compared with $35,281,000 at December 31, 2007 and $37,516,000 at September 30, 2007. In addition, the Company had long-term investments of $2,034,000 at September 30, 2008.

SPIL China Quarterly Financial Data

For the third quarter of 2008, SciClone Pharmaceuticals International China Holding Ltd., a fully-owned SciClone subsidiary ("SPIL China"), generated product revenues of $13,637,000 from sales of ZADAXIN, a 58% increase compared with $8,624,000 of product revenues for the third quarter of 2007. SPIL China's operating income for the third quarter of 2008 was $7,595,000. The SPIL China results are provided on a GAAP basis and exclude inter-company expenses. Inter-company expenses payable to SciClone from SPIL China were $815,000 in the third quarter.

Clinical Development Update

SciClone and its partner Sigma-Tau earlier this week reported the phase 3 trial evaluating thymalfasin in combination with pegylated interferon alpha and ribavirin as a treatment for patients with HCV who have not responded to prior therapy with pegylated interferon alpha and ribavirin. The top-line data shows that the thymalfasin treatment group did not achieve statistical significance for the primary endpoint, a measurement of sustained virological response in the primary analysis -- or "Intent to Treat" population. In this population of 552 patients, 12.73% achieved sustained virological response at week 72 of the trial, in comparison to 10.47% in the control group.

However, the top-line data also showed that a prospectively defined secondary population did achieve statistically significant sustained virological response. This was a group of 182 patients who completed the full course of treatment, also known as the "Completer" population.

SciClone and its partner Sigma Tau are still in the process of fully analyzing the data from this study, which will help them to determine the course of action going forward for this drug in HCV as well as in additional indications, such as malignant melanoma. Further development of thymalfasin would be supported by extensive safety data from its clinical use in over 1,500 patients in the U.S. and Europe and commercial use by over 100,000 patients in China.

During the third quarter of 2008, SciClone continued to make progress in its other clinical-stage pipeline of products.

Other Recent Highlights

--  In September, SciClone announced promising results from its proof-of-
    concept phase 2A clinical trial using its proprietary, immunomodulatory compound SCV-07 as a sole agent administered to patients chronically infected with the hepatitis C virus (HCV). The trial was designed to evaluate the effect of SCV-07 on HCV viral load, as well as on other measures of immune response. SCV-07 demonstrated activity in some treated patients in the higher dosage groups, and the decrease in viral load in these patients was accompanied by an increase in an immunological biomarker which is usually correlated with response against HCV. Additionally, SCV-07 was shown to be generally safe and well-tolerated with no dose limiting toxicities or serious adverse events reported. Additional information on this phase 2A trial may be found on our website, www.sciclone.com, and in a press release issued September 22, 2008.

--  SciClone also expects to obtain approval from the Chinese authorities during the fourth quarter 2008 to launch DC Bead.

Financial Guidance for 2008

We are updating guidance for the full year 2008.

For the full year 2008, SciClone expects product revenues of $52 million to $54 million, a 41 to 46% increase compared with revenues of $37 million for 2007. The increased revenue guidance is primarily due to increased sales of ZADAXIN to China. SciClone expects research and development expenses of $22 million to $24 million for 2008, of which approximately $9 million relates to the ongoing phase 2 pancreatic cancer clinical trial for RP101. SciClone is achieving intended research and development milestones in 2008 at a lower cost than anticipated in its previous guidance. For the full year 2008, SciClone expects net loss to be $6 million to $8 million, or $0.13 to $0.17 per share, and expects to end 2008 with more than $20 million in cash, cash equivalents, and investments. SciClone believes that its cash on hand and ongoing business operations should be sufficient to fund current business activities for the foreseeable future. During this period, we may continue to report quarterly losses.

For SPIL China, SciClone expects product revenues of $49 million to $51 million and operating income of $22 million to $24 million.

In summary:

                                      Fiscal Year Ending December 31, 2008
US$ in millions                       Previous                 New
(except per share amounts)            Guidance                 Guidance
                                      --------                 --------
SciClone Consolidated
Revenues                              $48-$50                  $52-$54
Research and development              $24-$26                  $22-$24
Net loss                              $(10-12)                 $(6-8)
Net loss per share                    $(0.22-0.26)             $(0.13-0.17)

Cash, cash equivalents and            $12-$14                  > $20
investments (at 12/31/08)

SPIL China
Revenues                              $45-$47                  $49-$51
Operating income                      $20-$22                  $22-$24

Conference Call

Management will review operating results for the third quarter 2008 and give a business update. The conference call will contain forward-looking statements. Interested parties who wish to listen to the webcast should visit the Investor Relations section of SciClone's website at www.sciclone.com.

DATE:       Thursday, November 6, 2008
TIME:       11:00 a.m. ET (8:00 a.m. PT)
WEBCAST:    Live call and replay accessible at www.sciclone.com
LIVE CALL:  800-211-3767  (U.S./Canada)
            719-955-1564  (International)
REPLAY:     888-203-1112 (U.S./Canada)
            719-457-0820 (International)
            Passcode:  8199423
            (Replay available from Thursday, November 6, 2008 at 2:00 p.m.
            ET until 11:59 p.m. ET on Wednesday, December 3, 2008)

About SciClone

SciClone Pharmaceuticals (NASDAQ: SCLN) is a global biopharmaceutical company dedicated to developing and commercializing promising therapies for life-threatening diseases. SciClone's corporate infrastructure leverages diverse global resources to finance growth in multiple markets and fund development of its advanced pipeline of mid- to late-stage product candidates. SciClone's lead product, ZADAXIN®, is approved for sale in over 30 countries for the treatment of hepatitis B, hepatitis C, and certain immune-sensitive cancers. Sales of ZADAXIN grew by 14% in 2007, reaching $34 million in China alone. SciClone has several products in clinical development, consisting of thymalfasin for stage IV melanoma, RP101 for the treatment of pancreatic cancer, and SCV-07 for the treatment of HCV and oral mucositis; and, awaiting approval in China, DC Bead™ for the treatment of liver cancer. For additional information, please visit www.sciclone.com.

The information in this press release contains forward-looking statements including our expectations and beliefs regarding financial results for 2008, future sales and operations, and the timing and results of our clinical trials. Words such as "expects," "plans," "believe," "may," "will," "anticipated," "intended" and variations of these words or similar expressions are intended to identify forward-looking statements. In addition, statements that refer to expectations, goals, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict and actual results could differ materially and adversely. These risks include changes in demand for and sales of ZADAXIN, the progress or failure of clinical trials, our actual experience in executing on our objectives, the performance of our partners, maintenance of the sufficiency and eligibility of the enrolled patient population, unanticipated delays or additional expenses incurred during our clinical trials, our future cash requirements, delays in analyzing and synthesizing data obtained from clinical trials, the performance and future actions of our strategic partners, unexpected delays in clinical trial enrollment, future actions by the U.S. Food and Drug Administration or equivalent regulatory authorities in Europe and the fact that experimental data and clinical results derived from studies with a limited group of patients may not be predictive of the results of larger studies, as well as other risks and uncertainties described in SciClone's filings with the Securities and Exchange Commission.

                      SCICLONE PHARMACEUTICALS, INC.
                  CONSOLIDATED STATEMENTS OF OPERATIONS
                                (Unaudited)

                        Three months ended          Nine months ended
                          September 30,               September 30,
                        2008          2007          2008          2007
                    ------------  ------------  ------------  ------------
                    (Unaudited)   (Unaudited)   (Unaudited)   (Unaudited)

Product sales       $ 14,328,000  $  9,421,000  $ 38,796,000  $ 27,020,000
Contract revenue               -        20,000             -        20,000
                    ------------  ------------  ------------  ------------
  Total revenues      14,328,000     9,441,000    38,796,000    27,040,000

Cost of product
 sales                 2,286,000     1,663,000     6,764,000     4,978,000
                    ------------  ------------  ------------  ------------

Gross margin          12,042,000     7,778,000    32,032,000    22,062,000

Operating expenses:
  Research and
   development         4,637,000     4,666,000    16,525,000    11,548,000
  Related party
   research and
   development            69,000       127,000       265,000       380,000
  Sales and
   marketing           4,188,000     3,805,000    12,328,000     9,968,000
  General and
   administrative      2,405,000     2,594,000     8,286,000     7,648,000
                    ------------  ------------  ------------  ------------
Total operating
 expenses             11,299,000    11,192,000    37,404,000    29,544,000
                    ------------  ------------  ------------  ------------

Income (loss) from
 operations              743,000    (3,414,000)   (5,372,000)   (7,482,000)

Interest and
 investment income       116,000       408,000       501,000     1,280,000
Interest and
 investment expense            -             -             -       (20,000)
Other (expense)
 income, net             (47,000)       (8,000)        7,000       (24,000)
                    ------------  ------------  ------------  ------------
Income (loss)
 before provision
 for income tax          812,000    (3,014,000)   (4,864,000)   (6,246,000)
Provision for
 income tax               39,000        41,000       341,000        90,000
                    ------------  ------------  ------------  ------------

Net income (loss)   $    773,000  $ (3,055,000) $ (5,205,000) $ (6,336,000)
                    ============  ============  ============  ============
Basic and diluted
 net income (loss)
 per share          $       0.02  $      (0.07) $      (0.11) $      (0.14)

Weighted average
 shares used in
 computing:
  Basic net income
   (loss) per share   46,219,562    46,114,562    46,209,759    46,094,152
  Diluted net
   income (loss)
   per share          46,232,364    46,114,562    46,209,759    46,094,152

                       SCICLONE PHARMACEUTICALS, INC.
                        CONSOLIDATED BALANCE SHEETS

                                  ASSETS
                                                September 30, December 31,
                                                    2008          2007
                                                ------------  ------------
                                                (unaudited)
Current assets:
  Cash and cash equivalents                     $ 24,162,000  $ 31,817,000
  Restricted short-term investments                   70,000        72,000
  Other short-term investments                       146,000     3,392,000
  Accounts receivable, net of allowance of $0
   at September 30, 2008 and $15,000 at
   December 31, 2007                              17,826,000    12,650,000
  Inventories                                      5,961,000     5,579,000
  Prepaid expenses and other current assets        2,648,000     2,949,000
                                                ------------  ------------
Total current assets                              50,813,000    56,459,000
Property and equipment, net                          684,000       774,000
Intangible assets, net                               280,000       332,000
Restricted long-term investment                      405,000             -
Long-term investments                              1,629,000             -
Other assets                                         462,000     1,094,000
                                                ------------  ------------
Total assets                                    $ 54,273,000  $ 58,659,000
                                                ============  ============

                  LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                              $  2,738,000  $  1,937,000
  Accrued compensation and employee benefits       2,021,000     1,758,000
  Accrued professional fees                          940,000       699,000
  Other accrued expenses                           1,957,000     3,394,000
  Accrued clinical trials expense                    401,000     1,614,000
  Accrued clinical trials expense due to
   related party                                   1,385,000     1,620,000
  Deferred revenue                                   770,000        37,000
                                                ------------  ------------
Total current liabilities                         10,212,000    11,059,000
Other long-term liabilities                          613,000       341,000
Commitments and contingencies
Stockholders' equity:
  Preferred stock; $0.001 par value; 10,000,000
   shares authorized; no shares outstanding                -             -
  Common stock; $0.001 par value; 75,000,000
   shares authorized; 46,219,562 and 46,121,562
   shares issued and outstanding at September
   30, 2008 and December 31, 2007, respectively       46,000        46,000
  Additional paid-in capital                     217,232,000   215,633,000
  Accumulated other comprehensive (loss) income     (123,000)       82,000
  Accumulated deficit                           (173,707,000) (168,502,000)
                                                ------------  ------------
Total stockholders' equity                        43,448,000    47,259,000
                                                ------------  ------------
Total liabilities and stockholders' equity      $ 54,273,000  $ 58,659,000
                                                ============  ============

                      SCICLONE PHARMACEUTICALS, INC.
                  CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                    Nine months ended
                                                       September 30,
                                                    2008          2007*
                                                ------------  ------------
                                                (Unaudited)   (Unaudited)
Operating activities:
Net loss                                        $ (5,205,000) $ (6,336,000)
Adjustments to reconcile net loss
 to net cash used in operating activities:
  Non cash expense related to employee stock
   options                                         1,414,000     1,712,000
  Amortization of interest on investments
   held-to-maturity                                        -        48,000
  Depreciation and amortization                      243,000       176,000
  Changes in operating assets and liabilities:
    Accounts receivable, net                      (5,176,000)     (442,000)
    Inventories                                     (346,000)     (883,000)
    Prepaid expenses and other assets                933,000       (50,000)
    Accounts payable and other accrued expenses     (636,000)    1,005,000
    Accrued compensation and employee benefits       263,000      (327,000)
    Accrued clinical trials expenses              (1,213,000)      463,000
    Accrued clinical trials expense due to
     related party                                  (235,000)     (106,000)
    Accrued professional fees                        241,000       217,000
    Deferred revenue                                 733,000       (62,000)
    Long-term liabilities                            272,000        96,000
                                                ------------  ------------
Net cash used in operating activities             (8,712,000)   (4,489,000)
                                                ------------  ------------

Investing activities:
  Purchases of property and equipment               (103,000)     (391,000)
  Sales (purchases) of short-term investments,
   net                                             1,393,000     9,929,000
  Purchase of restricted long-term investment       (448,000)            -
                                                ------------  ------------
Net cash provided by investing activities            842,000     9,538,000
                                                ------------  ------------

Financing activities:
  Proceeds from issuances of common stock            149,000       225,000
                                                ------------  ------------
Net cash provided by financing activities            149,000       225,000
                                                ------------  ------------

Effect of exchange rate changes on cash and
 cash equivalents                                     66,000        17,000
                                                ------------  ------------

Net (decrease) increase in cash and cash
 equivalents                                      (7,655,000)    5,291,000
Cash and cash equivalents, beginning of period    31,817,000    25,615,000
                                                ------------  ------------
Cash and cash equivalents, end of period        $ 24,162,000  $ 30,906,000
                                                ============  ============

* The Company reclassified $400,000 from net cash used in investing activities related to the purchase of restricted long-term investment to cash and cash equivalents, end of period in its condensed consolidated statement of cash flows for the nine months ended September 30, 2007 to conform to the current year presentation.

Corporate Contact:
Ana Kapor
SciClone Pharmaceuticals, Inc.
650.358.3437
investorrelations@sciclone.com